EXHIBIT 10(ww) - Employment Agreement with Vivian Behrens


                                                                 August 28, 2002

Ms. Vivian Behrens
34 Viburnum Drive
Skillman, NJ  08558

Dear Vivian,

     We are pleased to confirm our offer of employment with The Dress Barn, Inc. as Senior Vice President, Marketing, reporting directly to me. The following is a description of our offer as we previously discussed.

1. Effective Date: Your employment will commence on a mutually agreeable date, preferably within 2 to 3 weeks.

2. Salary: Your salary will be at the rate of $240,000 per year. Your first review of performance and salary will be during our annual review cycle in October 2003.

3. Bonus Plan: You will be eligible to participate in the Company's Management Incentive Plan (MIP) for Fiscal Year 2003 (Year Beginning 7/28/02). Our current maximum for Senior Vice Presidents is 30% of base salary, depending on Company performance and your individual performance. The details of the Plan, as well as your specific goals, will be provided to you.

4. Stock Options: At our next cycle of stock options in Fall 2002 you will receive an option to purchase 50,000 shares of Dress Barn common stock under the company's stock option plan. This option will be vested over 5 years with 20% vested at the end of each year. You will be eligible for other options during the course of your employment.

5. Gifted Stock: Within 30 days of employment you will also be given 10,000 shares of restricted Dress Barn stock. On each of your first five anniversary dates, 20% of those shares will become unrestricted, provided you are actively employed. With gifted stock the vested shares can be sold with the full value as your gain.

6. Company Benefits: You will be entitled to participate in the Company's benefit plans subject to the eligibility requirements of such plans. Currently, these include a health plan including hospital, medical and dental care; short-term and long-term disability; life insurance, Executive Retirement Plan, 401(k) Plan and a 30% associate discount. You will be eligible for 1 week vacation during the remainder of calendar year 2002, 3 weeks during 2003, 2004, 2005, 2006 and 4 weeks beginning January 2007.

7. Company Car: You have the choice between the following two options regarding a company car. (1) The company will provide you with a 4-door sedan of your choice, up to an actual cost of $42,750. Dress Barn will pay for all gas, maintenance, repairs, insurance, taxes and registration. (2) A second choice is to elect an annual car allowance of $15,720, paid monthly at the rate of $1310. You will then be responsible for all your transportation costs. If you prefer, you may elect a monthly allowance of $1160 plus receive a company credit card for use in purchasing gas for your company car. You would then be responsible for all other costs to maintain and operate your car.

8. Driver: Due to your lengthy commute, we will also pay the actual cost of a driver up to $31,200 per year. To reduce the cost of this expense we may be able to employ the driver at our Suffern facility which will reduce the expense of his driving back home in the morning and to Suffern in the evening.

9. Signing Bonus: To offset the loss of your Board of Director fees we will give you a signing bonus of $30,000 within your first week of employment and another $30,000 on your first anniversary date.

10. Severance Agreement: Should your employment be terminated by Dress Barn for reasons other than death, disability or "just cause" involving misconduct, Dress Barn will provide you with 6 month's continuance of your base salary.

     This agreement is not a contract of employment but an understanding as to your compensation and benefits while employed.

     Attached is a Total Compensation Sheet listing the approximate value we place on each aspect of your compensation. Should you have any questions about this document, please contact David Montieth.

     Vivian, we are very pleased to confirm this offer and EJ, the entire management team and I are very excited about the opportunity to work with you! Please indicate your acceptance of this offer by signing in the space provided below and returning one copy of this letter to David Montieth in the enclosed envelope.


                                                         Very truly yours,

                                                         THE DRESS BARN, INC.

                                                         By: /S/ DAVID R. JAFFE
                                                         David R. Jaffe
                                                         President and
                                                         Chief Executive Officer
                                                         August 28, 2002



AGREED AND ACCEPTED:


/S/ VIVIAN BEHRENS
   Vivian Behrens
   August 28, 2002